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                                                                      EXHIBIT 99








October 10, 2002

FOR IMMEDIATE RELEASE

(NASDAQ Symbols:  TECUA and TECUB)


               TECUMSEH PRODUCTS COMPANY ANNOUNCES PRODUCT RECALL

Tecumseh, Michigan, October 10, 2002 . . . . .Tecumseh Products Company has
identified a potentially hazardous situation with regard to a potential leak in the fuel lines of approximately 19,900 engines built for snow thrower, chipper-shredder and other applications between June 3, 2002 and September 25, 2002. Tecumseh has received no reports of accidents due to the damaged fuel lines. Nonetheless, Tecumseh has taken immediate steps to update all OEM customers and dealers authorized to sell or repair Tecumseh engines, and has contacted the Consumer Product Safety Commission regarding voluntarily recalling and repairing all 19,900 potentially effected engines. Most, if not all, engines will be repaired before ever reaching the consumer. Tecumseh expects the total cost of the recall and repair campaign will be approximately $250,000 to $350,000.

Tecumseh Products Company is a full-line independent global manufacturer of hermetic compressors for air conditioning and refrigeration products, gasoline engines and power train products for lawn and garden applications, and a diversified line of pumps. For more information, visit Tecumseh Products Company's web site at www.tecumseh.com.


Contact:  Pat Walsh (517) 423-8455
          TECUMSEH PRODUCTS COMPANY